                                                                   EXHIBIT 10.28








                          ASSET ACQUISITION AGREEMENT

                                  by and among

                          Physicians' Specialty Corp.

                              PSC Management Corp.

                                      and

                          W.J. Cornay, III, M.D., P.C.

                          ASSET ACQUISITION AGREEMENT


         ASSET ACQUISITION AGREEMENT (this "Agreement"), dated as of February 20, 1997, by and among PSC MANAGEMENT CORP., a Delaware corporation ("PSC"); PHYSICIANS' SPECIALTY CORP., a Delaware corporation ("PARENT"); W.J. CORNAY, III, M.D., P.C., an Alabama professional corporation ("Seller"); W.J. CORNAY, III, M.D. and MARC ROUTMAN, M.D. both individual residents of the State of Alabama (individually a "Shareholder," and collectively the "Shareholders").


                              W I T N E S S E T H:


         WHEREAS, Seller operates a medical practice which provides otolaryngology and other medical and surgical services from offices located in the metropolitan Birmingham, Alabama area ("Business");

         WHEREAS, Shareholders are the only shareholders of Seller;

         WHEREAS, Parent through its wholly-owned subsidiaries is engaged in the business of acquiring the assets of and managing medical practices;

         WHEREAS, PSC is a wholly-owned subsidiary of Parent;

         WHEREAS, Seller wishes to convey to PSC, and PSC wishes to acquire from Seller, substantially all of the properties and assets of Seller, subject to certain liabilities set forth herein, all upon the terms and subject to the conditions set forth herein.

         NOW THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth, and the contemplated delivery by PSC to Seller of shares of the Common Stock of Parent, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:


SECTION 1.       TERMS OF THE SALE AND ACQUISITION OF ASSETS.

         The sale of the assets of Seller hereunder and the acquisition thereof by PSC shall be made at the Closing (as defined in Section 1.12) based on the respective representations, warranties and agreements of the parties hereto and subject to the terms and conditions herein stated.

         1.1     CONVEYANCE OF ASSETS.  Subject to the provisions of Section
1.2 hereof, at the Closing Seller shall convey, transfer and assign to PSC and PSC shall acquire from Seller all of Seller's right, title and interest in and to the properties and assets of

Seller as a going concern, including, without limitation, all items of personal property and other assets used in connection with the Business (except as otherwise provided herein), whether or not any of such assets have any value for accounting purposes (individually "Asset," and collectively "Assets"), free and clear of all obligations, security interests, liens, claims and encumbrances whatsoever, except as specifically assumed by PSC pursuant to
Section 1.3(b). Without limiting the generality of the foregoing, the Assets specifically include:

                          (a)     All real estate, personal property, plant,
furniture, fixtures and equipment owned by Seller which are utilized in or related to the Business, including, but not limited to, all items owned by Seller identified on Exhibit 1.1(a) attached hereto.

                          (b)     All contracts, agreements and commitments of
Seller and/or the Shareholders related to the Business identified on Exhibit
2.6 and Exhibit 2.14 attached hereto and set forth on Exhibit 1.3(b) and all contracts, agreements and commitments of Seller and/or the Shareholders related to the Business and entered into after the date hereof and prior to the Closing in the ordinary course of business and not in violation of Section 7.1 hereof (but excluding this Agreement and the agreements, instruments and documents executed and delivered by PSC pursuant to this Agreement and also excluding physician employment agreements of Seller and any contracts with nurse practitioners and physician assistants of Seller) and all contract rights of Seller incident thereto, and all general intangibles of Seller.

                          (c)     Subject to applicable laws and regulations,
all inventories maintained by Seller as of the Closing Date as described in
Exhibit 1.1(c).

                          (d)     Subject to applicable laws and regulations,
all accounts receivable of Seller, notes receivable and other rights to receive payments owing to Seller in existence on the Closing Date, and all proceeds and cash arising from the collection of same from and after the Closing Date.

                          (e)     Subject to applicable laws and regulations,
all patient accounts receivable records of Seller.

                          (f)     The books and records of Seller relating to
the Assets, all of which shall be delivered to PSC, or such person as PSC may designate, on the Closing Date.

                          (g)     Subject to applicable laws and regulations,
all transferable licenses and other regulatory approvals necessary for or incident to the operation of the Assets.

                          (h)     Seller's right to use the name "W.J. Cornay,
III, M.D., P.C." and all other trade and service marks and names and goodwill associated therewith, and all customer lists, clinical and administrative policy and procedure manuals, trade secrets, copyrights, patents, marketing and promotional materials (including audiotapes, videotapes and printed materials) and all other property rights required for or incident to the marketing of the products and services of the Business, and all books and records relating thereto.

                          (i)     All of Seller's prepaid expenses, prepaid
insurance, deposits and similar items.

         1.2 EXCLUDED ASSETS. There shall be excluded from the Assets transferred and conveyed hereunder, and Seller shall retain all of its right, title and interest in and to, the assets set forth on Exhibit 1.2 attached hereto and the following assets:

                          (a)     The minute books of Seller and similar
corporate records of Seller.

                          (b)     All considerations to be delivered by PSC on
the Closing Date.

                          (c)     All assets listed in Exhibit 1.2 hereto.

                          (d)     Patient charts, records and files.

         1.3 ACQUISITION PSC PRICE; ASSUMPTION OF LIABILITIES. As consideration for the sale of the Assets by Seller, at Closing PSC shall provide Seller with the following considerations:

                          (a)     Parent Shares.  At the Closing Parent shall
issue to Seller shares of the Common Stock, par value $.001 per share, of Parent (the "Parent Common Stock") with a total value equal to $992,000 subject to any adjustments described in Section 1.3(b) or Section 5.10 hereof (the "Acquisition Price"). The number of shares of Parent Common Stock which shall constitute the Acquisition Price shall be determined by dividing the Acquisition Price by the Initial Public Offering Price of the Parent Common Stock. For purposes of this Section 1.3(a), the "Initial Public Offering Price" shall mean the price for the shares of Parent Common Stock as priced and sold on a gross basis before taking into account the managing underwriters' commissions and costs associated with Parent's initial public offering (the "IPO"). Assuming an IPO Price of $9.50 per share and no adjustments pursuant to Section 5.10, a total of 104,421 shares of Parent Common Stock would be issued as the Acquisition Price. The Acquisition Price shall be allocated to the acquisition of the Assets as set forth on Exhibit 1.3(a)(1) attached hereto. The parties shall use such allocation in completing Form 8594 and satisfying any and all other reporting requirements of the Internal Revenue Service or any other state or local taxing authority.

                          (b)     Assumption of Liabilities.  Except as
otherwise provided herein, at the Closing PSC shall assume up to One Hundred Sixty-Eight Thousand

Dollars ($168,000) of Seller's stated liabilities in the form of accounts payable, accrued expenses, notes payable and capitalized leases and shall perform or discharge on or after the Closing Date (as defined in Section 1.12), only those contracts, leases, commitments, obligations and liabilities of Seller which are listed on Exhibit 1.3(b) attached hereto (collectively, the "Obligations"), except to the extent that such contracts, leases, commitments, obligations and liabilities are excluded by virtue of the operation of other provisions of this Agreement, provided, that in the event the amount of stated liabilities assumed by PSC under this Section 1.3(b) exceeds $168,000, the Acquisition Price shall be reduced on a dollar-for-dollar basis by the amount of such excess. PSC agrees to promptly pay and discharge such Obligations as the same become due and payable.

                          (c)     Liabilities Not Assumed.  Notwithstanding any
contrary provision contained herein, PSC shall not be deemed to have assumed, nor shall PSC assume (i) any liability which may be incurred by reason of any uncured material breach of or any monetary default under such contracts, leases, commitments or obligations which occurred prior to the Closing Date;
(ii) any liability for any employee benefits payable to employees of Seller, including, but not limited to, liabilities arising under any Seller Plan (as defined in Section 2.21 hereto) and liabilities for accrued sick leave or vacation days; (iii) any liability based upon or arising out of a violation of any antitrust or similar restraint-of-trade laws by Seller, including, without limiting the generality of the foregoing, any such antitrust liability which may arise in connection with agreements, contracts, commitments or orders for the sale of goods or provision of services by Seller reflected on the books of Seller at or prior to the Closing Date; (iv) any liability based upon or arising out of overpayments due to the Medicare and/or Medicaid programs, any other third party payor, or any liability based upon or arising out of a violation of any false claim, anti-kickback, prohibition or self- referral laws or similar fraud and abuse laws by Seller; (v) any medical malpractice liability associated with the Business or Seller or any person associated with the Business or Seller; (vi) any liability based upon or arising out of any tortious conduct or wrongful actions of Seller or any Shareholder; or (vii) any liability for the payment of any taxes imposed by law on Seller arising from or by reason of the transactions contemplated by this Agreement or otherwise.

         1.4     EMPLOYMENT ARRANGEMENTS.

                          (a)     Following the Closing PSC will initially
offer employment as employees-at-will to all persons (other than physicians and such personnel as are specified in the Management Services Agreement, defined in Section 1.5 below) who are employees of Seller on the Closing Date; Seller's employees who become employed by PSC are hereinafter referred to as "Transferred Employees" and the physicians and such other personnel as are specified in the Management Services Agreement, but who will not become employed by PSC are hereafter referred to as the "Practice Employees."

                          (b)     As of the Closing Date, Seller will: (i)
terminate any employment contracts applicable to those persons who are employed by PSC as

Transferred Employees pursuant to Section 1.4(a) hereof; and (ii) terminate the participation of all such employees in all Seller Plans, such termination to be effected in accordance with and to the extent permitted by applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws, rules and regulations; and (iii) cause the Seller Plans to make timely appropriate distributions, to the extent required, to such employees in accordance with, and to the extent permitted by, the terms and conditions of such Seller Plans. Seller will provide to PSC such copies of documents and other information related to the termination of such employees' participation in the Seller Plans as PSC may request.

                          (c)     At the Closing, the Shareholders agree to
become employees of PSC Alabama Corp., a Delaware corporation ("Practice"), a wholly owned subsidiary of Parent, and shall each execute with Practice a seventy- eight (78) month primary term employment contract.

         1.5 MANAGEMENT SERVICES AGREEMENT. Shareholders acknowledge and agree that Practice and PSC shall execute a Management Services Agreement substantially in the form of Exhibit 1.5 at the time of the acquisition of assets of Seller by PSC which shall govern the business relationship between Practice and PSC.

         1.6 SELLER'S FINANCIAL INFORMATION. The agreement between the parties evidenced by this Agreement has been reached based on financial information about Seller, the Assets and the Business as of December 31, 1996, all provided to PSC by Seller. The audited Balance Sheet of Seller as of December 31, 1996 ("Balance Sheet Date"), is attached hereto as Exhibit 1.6 and is hereinafter referred to as the "Balance Sheet".

         1.7 EACH PARTY TO BEAR COSTS. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, except as otherwise provided herein. Without limiting the generality of the foregoing, and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, neither party shall be liable for or required to pay, either directly or indirectly, any of the following liabilities or expenses incurred by the other party: (a) fees and expenses of any person for services as a finder, or for fees and expenses of any persons for financial services rendered to such other party in connection with negotiating and closing the sale contemplated by this Agreement; (b) fees and expenses of legal counsel retained by such other party for services rendered to such party in connection with negotiating and closing the sale contemplated by this Agreement; (c) fees and expenses of any auditors and accountants retained by such other party for services rendered to such party in connection with negotiating and closing the sale contemplated by this Agreement; (d) state and federal income taxes or other similar charges on income incurred by such other party on any gain from the purchase and sale of Assets hereunder; and (e) expenses and fees relating to feasibility studies, appraisals and similar valuation services performed on behalf of such other party in connection with the transactions contemplated hereby.

         1.8 ASSIGNMENT OF CONTRACTS AND ASSETS; CONSENTS. Nothing in this Agreement or delivered pursuant to this Agreement shall be construed as an attempt to agree to assign any contract, certificate, license or other Asset which is in law or by agreement nonassignable without the consent of the other party or parties thereto, or of any governmental authority, as the case may be, unless such consent shall be given. Seller will use its reasonable good faith efforts to obtain all such necessary consents of the parties to any such contracts prior to the Closing. In order, however, that the full value of every such contract, certificate, license or other Asset included within the Assets and all claims and demands in such contracts may be realized, Seller and the Shareholders hereby covenant with PSC and Parent that Seller, by itself or by its agents, will, at the request and expense and under the direction of PSC, in the name of Seller or otherwise, as PSC shall specify and as shall be permitted by law, take all such reasonable actions and do or cause to be done all such reasonable things as shall, in the opinion of PSC, be necessary or proper (a) in order that the rights and obligations of Seller under such contracts, certificates, licenses and other Assets shall be preserved, and (b) for, and to facilitate, from and after the Closing, the collection of the moneys due and payable, and to become due and payable, to Seller in and under every such contract and in respect of every such claim and demand, from and after the Closing, and Seller shall hold the same for the benefit of, and shall pay the same over to, PSC.

         1.9 COOPERATION WITH REGULATORY APPROVALS. Seller and the Shareholders shall cooperate with and assist PSC, as PSC shall reasonably request, in obtaining the approval of all regulatory agencies and officials whose approval is required for the transfer of all licenses and other regulatory approvals required to enable PSC to acquire the Assets and operate the Business.

         1.10 IRREVOCABLE GUARANTY BY PARENT. To induce Seller to execute and deliver this Agreement, Parent hereby unconditionally and irrevocably guarantees the Seller and Shareholders the full, prompt and faithful performance by PSC of all covenants and obligations to be performed by PSC under this Agreement, including, but not limited to, the payment of all sums and delivery of all property stipulated to be transferred by PSC pursuant to this Agreement and PSC's obligation to indemnify the Seller and the Shareholders pursuant to Section 8.2. This guaranty shall be a guaranty of payment, not merely collection, and shall be unaffected by any subsequent modification or amendment of this Agreement whether or not Parent has knowledge of or consented to such modification or amendment. In the event that PSC fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums or deliver all or any part of such property when due, Parent will perform all such covenants and obligations in accordance with their terms or immediately pay or deliver to Seller (or such other payee or transferee as may be provided in any such agreement) the amount due and unpaid or the property not delivered, as the case may be, by PSC. In the event of bankruptcy, termination, liquidation or dissolution of PSC, this unconditional guaranty shall continue in full force and effect. In the event of any extension of time for payment or performance or other modification of any guaranteed obligation or covenant, or any waiver thereof or other compromise or indulgence with respect thereto or any release or impairment of any security for any such obligation or covenant, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, no notice to, or consent of, Parent shall be required.

         1.11 TAX AND ACCOUNTING TREATMENT. It is intended by the parties that the purchase and sale contemplated by this Agreement and related documents qualify as a reorganization under the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and that for accounting purposes, it is intended that such transaction be accounted for by Parent as a "pooling of interests".

         1.12    CLOSING.

                          (a)     Closing.  Subject to the fulfillment of the
conditions precedent specified in Sections 5 and 6, the transaction contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at 10:00 a.m. local time simultaneously with the closing of the IPO at the offices of Bachner, Tally, Polevoy, & Misher L.L.P., New York, New York, or at such other location, as is mutually agreed upon by the Parties. The date on which the Closing occurs shall be referred to as the "Closing Date."

                          (b)     Documents to be Delivered by Seller.  At the
Closing, Seller shall deliver, or cause to be delivered, to PSC the following:

                                  (i) Such bills of sale, endorsements and assignments as are necessary to vest in PSC good and valid title to the Purchased Assets;

                                  (ii)     The certificate required to be
                          delivered pursuant to Section 5.5;

                                  (iii)    The legal opinion required to be
                          delivered pursuant to Section 5.7 of this Agreement;

                                  (iv)     The other agreements, documents and
                          instruments required by Sections 5.8 through 5.14;

                                  (v)      Any other documentation required to
                          be delivered under this Agreement or otherwise requested to be delivered by PSC that is necessary or appropriate to consummate the Transaction; and

                                  (vi)     Pursuant to 5.18 of this Agreement,
                          a copy of the bill of sale evidencing that any medical assets of Seller not acquired by PSC have been transferred by Seller to Practice.

                          (c)     Documents and Other Items to be Delivered by
Purchaser.  At the Closing, PSC shall deliver to Seller the following:

                                  (i)      The Acquisition Price, payable by
                          shares of Parent Common Stock pursuant to Section
                          1.3;

                                  (ii)     The certificate required to be
                          delivered pursuant to Sections 6.4 of this Agreement;

                                  (iii)    The legal opinion required to be
                          delivered pursuant to Section 6.6 of this Agreement;

                                  (iv)     The other agreements, documents and
                          instruments required by Section 6.7, 6.9 and 6.10;

                                  (v)      Any other documentation required to
                          be delivered under this Agreement or otherwise reasonably requested to be delivered by Seller or the Shareholders that is necessary or appropriate to consummate the transaction.

         Simultaneously with such delivery, Seller and Shareholders jointly and severally agree to use their best efforts and to take all action as may be reasonably necessary to put PSC in possession and operating control of the Assets free and clear of all liens or other restrictions or encumbrances, including the obtaining of such consents of third parties as may be reasonably necessary to effect the foregoing.

SECTION 2.       REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.

                 The Seller and Shareholders jointly and severally represent and warrant to PSC and Parent as follows:

         2.1 CORPORATE EXISTENCE; GOOD STANDING. Seller is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Seller has all necessary corporate powers to own all of its assets and to carry on its business as such business is now being conducted. Seller is not required to qualify to do business as a foreign corporation in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction.

         2.2     POWER AND AUTHORITY FOR TRANSACTIONS.

                          (a)     Seller has corporate power to execute,
deliver and perform its obligations under this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of and the performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Seller or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which Seller is bound, or violate any material restrictions of any kind to which Seller is subject which could have a Material Adverse Effect.

                          (b)     The execution and delivery of this Agreement,
and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which any Shareholder is a party or by which any Shareholder is bound, or violate any material restrictions of any kind to which any Shareholder is subject and which could have a Material Adverse Effect.

         2.3 SUBSIDIARIES AND AFFILIATES. Seller does not own stock in or control, directly or indirectly, any other corporation, association or business organization, nor is Seller a party to any joint venture or partnership. The Shareholders are the sole shareholders of Seller and own all the capital stock of Seller in the respective proportionate amounts set forth in Exhibit 2.3. There are no outstanding (a) securities of Seller convertible into equity interests in Seller, or (b) commitments, options, rights or warrants to issue any such equity interests in Seller, or to issue securities of Seller convertible into such equity interests.

         2.4 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. (a) All material building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other material governmental authorizations and approvals necessary for the conduct of the Business, or waivers thereof, have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of Seller and Shareholders, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof. Any and all past litigation concerning such building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals, and all claims and causes of action raised therein, have been finally adjudicated.

         (b) Approvals. Each Shareholder holds in full force and effect all approvals, authorizations, licenses, and certifications required by law (the "Approvals") to practice medicine. Evidence of such Approvals has been delivered to PSC. There has been no lapse, revocation, or suspension of any Approval, or any formal allegation (including any complaint, indictment or initiation of proceedings) made before a court of law, licensing or regulatory authority, professional organization, or the medical staff or committee of a hospital, regarding any Shareholder's practice or fitness to practice medicine, including any allegation of the following: alcohol abuse, a violation of any law or regulation relating to controlled substances, professional malpractice or misconduct, improper billing practices, or a crime involving moral turpitude. The foregoing does not include any action taken as a result of failure to timely complete medical records.

         (c) Provider Numbers. Each Shareholder holds a valid Medicare provider number and valid uniform physician identification numbers. Evidence of such numbers has been delivered to PSC.

         (d) Board Certification. Each Shareholder is certified by the American Board of Otolaryngology and evidence of such board certification(s) has been delivered to PSC.

         (e) No Conviction. No Shareholder has ever been convicted of a criminal offense relating to the Medicare or any federally-funded state health care program. For purposes of this Agreement, the term conviction includes the entry of a plea of guilty or nolo contendere and participation in a first offender, deferred adjudication, or other arrangement or program whereby a judgment of conviction has been withheld.

         2.5 SELLER'S FINANCIAL INFORMATION. Seller has heretofore furnished PSC and Parent with copies of financial information about Seller as set forth on Exhibit 2.5 attached hereto, including, but not limited to, the Balance Sheet. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, reflect all liabilities of Seller as of their respective dates, and present fairly the financial position of Seller as of such dates and the results of operations and cash flows for the period or periods reflected therein.

         2.6 LEASES. Exhibit 2.6 attached hereto sets forth a list of all leases pursuant to which Seller leases, as lessor or lessee, real or personal property used in operating the Business or otherwise; however the parties understand and agree that only those leases [IF ANY] listed on Exhibit 1.3(b) will be assumed by PSC. Except as indicated on Exhibit 2.16, all such leases listed on Exhibit 2.6 are valid and effective in accordance with their respective terms, and there is not under any such lease any existing default by Seller, as lessor or lessee, or any condition or event of which Seller or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which Seller has not taken adequate steps to cure such default or to prevent a default from occurring. With respect to any lease not assumed by PSC, Seller and the Shareholders represent and covenant that they will honor and discharge all obligations of Seller under such leases.

         2.7 PERSONAL PROPERTY. Seller owns all of the personal property reflected on the Balance Sheet and included in the Assets, including, but not limited to, all items of personal property identified on Exhibit 1.1(a) and
Exhibit 1.1(c) attached hereto, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those set forth in Exhibit 2.7 attached hereto. All such personal property that comprises the Assets shall be transferred to PSC subject to only claims, charges, exceptions or encumbrances set forth on Exhibit 2.7. Such personal property is in usable condition, normal wear and tear excepted, and suitable for its purpose and intended use.

         2.8 INVENTORIES. The items of Seller's inventory have been acquired in the ordinary course of the Business and maintained at levels consistent with past practices and are in all material respects adequate for the reasonable requirements of the Business.

         2.9 PRINCIPAL PLACE OF BUSINESS. The principal places of business of Seller are, and have been for the previous five (5) years, in Jefferson County, Alabama.

         2.10 LOCATION OF ASSETS. All of the Assets are located in Jefferson County, Alabama.

         2.11    INTELLECTUAL PROPERTY RIGHTS.  Except as set forth in Exhibit
2.11 attached hereto, Seller has no right, title or interest in or to patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets. Except for off-the-shelf software licenses, Seller is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets. Seller owns and possesses adequate licenses or other rights to use all such patents, trademarks, service marks, trade names, copyrights, manufacturing processes, inventions, specialized treatment protocols, formulas and trade secrets necessary to conduct its business as now operated. No claim is pending or has been made to the effect that the present or past operations of Seller infringe upon or conflict with the asserted rights of others to such patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets.

         2.12    DIRECTORS AND OFFICERS; PAYROLL INFORMATION.  Set forth on
Exhibit 2.12 attached hereto is a true and complete list, as of the date of this Agreement, of: (a) the name of each Director and officer of Seller and the offices held by each; and (b) the most recent payroll report of Seller, showing all current employees of Seller and their current levels of compensation other than bonuses and other extraordinary compensation.

         2.13 LEGAL PROCEEDINGS. Except as set forth in Exhibit 2.13 attached hereto, neither Seller nor any Shareholder has knowledge of any pending or threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Seller, any Shareholder, the Business, the Assets or the transactions contemplated by this Agreement, including, but not limited to, claims for medical malpractice or negligence, and, to the knowledge of Seller and Shareholders, no basis for any such action exists, nor is there any legal impediment of which Seller or any Shareholder has knowledge to the continued operation of the Business in the ordinary course.

         2.14 CONTRACTS. Seller has delivered to PSC true copies of all written, and disclosed to PSC all Material oral, outstanding contracts, obligations and commitments of Seller and each Shareholder entered into in connection with the Business, all of which are listed or incorporated by reference on Exhibit 2.6 (in the case of leases) and Exhibit 2.14 (in the case of managed care contracts, third party payor contracts and contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such contracts, obligations and commitments are valid, binding and enforceable against Seller in accordance with their terms and are in full force and effect, subject to limitations on enforceability imposed by, bankruptcy, moratorium, creditors' rights or similar laws. Except as set forth or incorporated by reference on such Exhibits, to Seller's knowledge no default or alleged default by Seller exists thereunder. Except as listed or incorporated by reference on Exhibit 2.6 and Exhibit 2.14, neither Seller nor any Shareholder is a party to any Material written or oral agreement, contract, lease or plan of a type described as follows:

                          (a)     Contract related to the Assets, not made in
the ordinary course of business, other than this Agreement.

                          (b)     Employment contract which is not terminable
without cost or other liability to Seller, or any successors or assigns thereof, upon notice of 30 days or less.

                          (c)     Contract with any labor union.

                          (d)     Bonus, pension, profit-sharing, retirement,
stock acquisition, hospitalization, insurance or similar plan providing for employee benefits.

                          (e)     Lease with respect to any property, real or
personal, whether as lessor or lessee.

                          (f)     Contract for the future acquisition of
materials, supplies or equipment (i) which is in excess of the requirements of the Business now booked or for normal operating inventories, or (ii) which is not terminable without material cost or liability to Seller, or any successors or assigns thereof, upon notice of 30 days or less.

                          (g)     Insurance contract.

                          (h)     Contract continuing for a period of more than
six months from the Closing Date.

                          (i)     Loan agreement or other contract for money
borrowed.

         2.15 SUBSEQUENT EVENTS. Except as set forth on Exhibit 2.15 attached hereto, Seller has not, since the date of the Balance Sheet:

                          (a)     Incurred any material uninsured obligation or
liability (absolute, accrued, contingent or otherwise), or any material adverse change except in connection with the performance of this Agreement, other than in the ordinary course of business.

                          (b)     Discharged or satisfied any material lien or
encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business.

                          (c)     Increased or established any reserve for
taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of Seller.

                          (d)     Mortgaged, pledged or subjected to any lien,
charge or other encumbrance any of the Assets, tangible or intangible.

                          (e)     Sold or transferred any of the Assets,
canceled any debts or claims or waived any rights, except in the ordinary course of business.

                          (f)     Granted any general or uniform increase in
the rates of pay of employees or any substantial increase in salary payable or to become payable by Seller to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent.

                          (g)     Authorized any capital expenditures in excess
of $1,000.00.

                          (h)     Except for this Agreement and any other
agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

                          (i)     Issued any stock, bonds or other securities.

                          (j)     Experienced damage, destruction or loss
(whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change in its financial condition, assets, liabilities or business.

                          (k)     Paid bonuses, distributions, or advanced
loans to shareholders or employees outside of the ordinary course of business consistent with past practices of Seller.

         2.16 ACCOUNTS RECEIVABLE. Exhibit 2.16 reflects the amount of Seller's accounts receivable as of the date of the Balance Sheet, net of allowances for uncollectible and doubtful accounts, all in conformity with generally accepted accounting principles. Seller maintains its accounting records in sufficient detail to substantiate the accounts receivable reflected on Exhibit 2.16 and has given and will give to PSC full and complete access to those records, including the right to make copies therefrom. Since the date of the Balance Sheet, Seller has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. To the best of the knowledge of the Seller and the Shareholders, the Seller is in substantial compliance with the terms and conditions of such third-party payor arrangements, and to Seller's knowledge the reserves established by Seller are adequate to cover any liability resulting from lack of compliance.

         2.17 TAX RETURNS. Seller has filed all tax returns required to be filed by it, and made all payments required to be made by it, with respect to income taxes, real property taxes, sales taxes, use taxes, employment taxes and similar taxes due and payable on or before the date of this Agreement. Seller has no tax liability, except for ad valorem taxes for the fiscal year ending in 1996, taxes being contested in good faith, as set forth on Exhibit 2.17 attached hereto, and sales, use, employment and similar taxes for periods as to which such taxes have not yet become due and payable.

         2.18 COMMISSIONS AND FEES. There are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against PSC or Parent resulting from any action taken by Seller or Shareholders or their respective agents or employees, or any of them.

         2.19 MATERIAL LIABILITIES. Except as set forth on Exhibit 2.15, or to the extent reflected or reserved against on the Balance Sheet, Seller did not have, as of the Balance Sheet Date, and has not incurred since that date, any material uninsured liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due which would have a Material Adverse Effect, other than those incurred in the ordinary course of business. Except as set forth on Exhibit 2.15, Seller and Shareholders do not know, or have reasonable grounds to know, of any basis for the assertion against Seller as of the Balance Sheet Date, of any material claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any material uninsured claim or liability of any nature arising since that date which would have a Material Adverse Effect other than those incurred in the ordinary course of business or contemplated by this Agreement.

         2.20 INSURANCE POLICIES. Seller or each Shareholder maintains policies of comprehensive general liability and professional liability insurance in amounts of not less than $1 million per occurrence and $3 million aggregate on a claims made basis and property damage insurance on the Assets to be sold hereunder. Valid policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in Exhibit 2.20 attached hereto.

         2.21 EMPLOYEE BENEFIT PLANS. Except as set forth on Exhibit 2.21 attached hereto, Seller has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed on Exhibit 2.21 (individually "Seller Plan," and collectively "Seller Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Seller has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Seller Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Seller Plans. Seller has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

         2.22 COMPLIANCE WITH LAWS IN GENERAL. Neither Seller nor any Shareholder has knowledge of material violations of any federal, state and local laws, regulations and ordinances relating to the operations of the Business and the Assets, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Seller or any Shareholder.

         2.23 FRAUD AND ABUSE. Seller and Shareholders and all persons and entities providing professional services for the Business have not, to the knowledge of Seller and Shareholders, engaged in any activities which are prohibited under Section 1320a-7b of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representations of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, lease or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid; (e) engaging in any activity which is a basis for exclusion from the Medicare, Medicaid and other federally-funded programs under
Section 1320a-7a of Title 42 of the United States Code; (f) any violation of the Medicare or Medicaid requirements, including and fraud and abuse provisions, except where such circumstances would not have a Material Adverse Effect.

         2.24 MEDICARE, MEDICAID, AND OTHER THIRD-PARTY PAYOR PAYMENT LIABILITIES. Except as described in Exhibit 2.24 neither Seller nor any Shareholder has, and as of the Closing Date, will have, any liabilities to any third party fiscal intermediary or carrier administering any state Medicaid program or the federal Medicare program, or to any other third party payor for the recoupment of any amounts previously paid to Seller (or any predecessor corporation) or any Shareholder by any such third-party fiscal intermediary, carrier, Medicaid program, Medicare program, or third party payor. There are no pending or threatened actions by any third party fiscal intermediary or carrier administering any state Medicaid or the federal Medicare program, by the Department of Health and Human Services, any state Medicaid agency, or any third party payor to suspend payments to Seller or any Shareholder.

         2.25 BILLING PRACTICES AND REFERRAL SOURCES. (a) Billing Practices Generally. All billing practices by Seller and each Shareholder to all third party payors, including, but not limited to, the federal Medicare program, state Medicaid programs and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and neither Seller nor any Shareholder has billed for or received any payment or reimbursement in excess amounts allowed by law.

                 (b) Gratuitous Payments. Neither Seller nor any Shareholder, director, or officer of Seller, nor to Seller's knowledge any employee or agent acting on behalf of or for the benefit of Seller or any Shareholder, has directly or indirectly (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present patients, past or present suppliers, contractors or third party payors of Seller in order to obtain business or payments from such persons, other than entertainment activities in the ordinary and lawful course of business; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, patient or potential patient, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

                 (c) Transactions with Referral Sources. Neither Seller nor any Shareholder, director, or officer thereof, nor to Seller's knowledge any employee of Seller, is a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Seller or any Shareholder to provide services, lease space, lease equipment or engage in any other venture activity.

         2.26 PHYSICIAN SELF-REFERRALS. Neither Seller nor any Shareholder has submitted any claims in connection with any referrals which violated any applicable self-referral law, including the Stark Law (42 U.S.C. Section 1395nn) or any applicable state self-referral law as those laws are currently interpreted.

         2.27 INVESTMENT INTENT. (a) Acquisition Purpose. Seller and Shareholders (through their ownership interest in Seller) are acquiring the Parent Common Stock to be received by them under this Agreement for investment purposes only and not with a view to the sale or distribution thereof.

                          (b)     Experience in Financial Matters.  Seller and
Shareholders have had the opportunity to discuss Parent's business, management and financial affairs with Parent's management. Seller and Shareholders have such knowledge and experience in financial matters that they are capable of evaluating the merits and risks of an investment in the Parent Common Stock. Seller's and each of Shareholders' financial condition is such that it or he is able to bear all economic risks of investment in the Parent Common Stock, including the risks of holding the Parent Common Stock for an indefinite period of time.

                          (c)     Non-transferability of Parent Common Stock.
Seller and Shareholders understand that since the shares of Parent Common Stock have not been registered under the 1933 Act, the shares of Parent Common Stock must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. Other than as set forth in the Registration Rights Agreement, Seller and Shareholders acknowledge that neither Parent nor PSC is under any obligation to register under the 1933 Act any sale of the Parent Common Stock or to comply with any provisions which would entitle any such sale to any exemption from registration. Seller and Shareholders are fully familiar with Rule 144 promulgated under the 1933 Act.

         (d) Legend on Parent Common Stock. Each stock certificate representing the Parent Common Stock shall bear a legend in, or substantially in, the following form and any other legend required by any applicable state securities or Blue Sky laws:

                 "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, pledged or otherwise transferred without an effective registration under said Act and any applicable state securities laws or unless the company shall have received an opinion of counsel satisfactory to the company that an exemption from registration under such Act and any applicable state securities laws is then available."

Seller and Shareholders agree to abide by the terms of this legend. Parent may maintain a "stop transfer order" against the Parent Common Stock.

         2.27 NO UNTRUE REPRESENTATIONS. To the knowledge of Seller and Shareholders, no representation or warranty by Seller or any Shareholder in this Agreement, and no Exhibit or certificate issued by officers or Directors of Seller or any Shareholder and furnished or to be furnished to PSC or Parent pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading. All information and information provided by Seller or the Shareholders for valuation of the Business by PSC and Parent is true, accurate and complete in all material respects.

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND PSC.

                 PSC and Parent hereby jointly and severally represent and warrant to Seller and Shareholders as follows:

         3.1 CORPORATE EXISTENCE; GOOD STANDING; QUALIFICATION. Each of PSC and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of PSC and Parent has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary.

         3.2 POWER AND AUTHORITY. Each of PSC and Parent has corporate power to execute and deliver this Agreement and perform its obligations under this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation or Bylaws of either PSC or Parent or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which PSC or Parent is a party or by which either of them is bound, or violate any restrictions of any kind to which PSC or Parent is subject. The execution and delivery of this Agreement have been approved by the respective Boards of Directors of PSC and Parent.

         3.3 COMMISSIONS AND FEES. There are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against Seller or Shareholders resulting from any action taken by PSC or Parent or their respective officers, Directors or agents, or any of them.

         3.4 CAPITALIZATION. Parent has an authorized capitalization of 10,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 50,000,000 shares of common stock, par value $.001 per share, of which 599,893 shares are issued and outstanding, and no shares are held in treasury. All of the Parent Common Stock to be issued pursuant to this Agreement will, when so delivered, be duly and validly issued and fully paid and nonassessable. Except as disclosed in the draft Registration Statement (as hereinafter defined), and except as described on Exhibit 3.4, there are no options, warrants or similar rights granted by Parent or any other agreements to which Parent is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of Parent Common Stock. Parent has not paid any dividends to any holder of Parent Common Stock or participated in or effected any issuance, exchange or retirement of Parent Common Stock, or otherwise changed the equity interests of holders of Parent Common Stock, in contemplation of effecting the transaction contemplated by this Agreement within the two years immediately preceding the Closing Date.

         3.5 PSC COMMON STOCK. Parent owns, beneficially and of record, all of the issued and outstanding shares of Common Stock of PSC, free and clear of all liens and encumbrances. Parent has taken all such actions as may be required in its capacity as the sole shareholder of PSC to approve this transaction.

         3.6 PARENT DOCUMENTS. Parent has heretofore furnished Seller with its Registration Statement S-1 dated on or about February 11, 1997, filed with the SEC, relating to the offer and sale of 2,200,000 shares of Parent Common Stock in the IPO (the "Registration Statement"). To the Parent's best knowledge, such Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, provided, however, Parent makes no representation or warranty to Seller and Shareholders regarding information in the Registration Statement provided by or on behalf of Seller or the Shareholders.

         3.7 LEGAL PROCEEDINGS. Except as disclosed in the Registration Statement, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to Parent threatened against or relating to Parent, its properties or business, or the transaction contemplated by this Agreement and, so far as is known to Parent, no basis for any such action exists.

SECTION 4.       ACCESS TO INFORMATION AND DOCUMENTS PRIOR TO CLOSING.

         4.1 ACCESS TO SELLER'S INFORMATION. Seller and Shareholders shall give to PSC and its counsel, accountants, engineers and other representatives full access to all the requested properties, documents, contracts, personnel files and other records of Seller and the Business hereunder and shall furnish PSC with copies of such requested documents and with such information with respect to the affairs of Seller as PSC shall from time to time reasonably request. Seller and Shareholders shall disclose and make available to Parent and its representatives all requested books, contracts, accounts, personnel records, letters of intent papers, records, communications with regulatory authorities and other documents relating to the Assets and to the Business.

         4.2 ACCESS TO INFORMATION OF PSC AND PARENT. PSC and Parent shall give to Seller and Shareholders and their respective counsel, accountants and other representatives such access to the documents, contracts and other records of PSC, Parent and PSC and shall furnish Seller and Shareholders with copies of such documents and with such information with respect to the affairs of PSC, Parent and PSC as Seller and Shareholders shall from time to time reasonably request.

         4.3 RETENTION OF RECORDS. Without cost to Seller, PSC shall retain all books and records of Seller ("Records") transferred to it pursuant to this Agreement for the greater of four years from the Closing Date or such longer periods of time as required by applicable statutes, rules and regulations. For a period of four years after the Closing Date, and for such longer period as the Records are maintained, each party will, during normal business hours and so as not to unreasonably disrupt normal business, afford any other party, its counsel, its accountants or other parties who have a reasonable need for such access full access (and copying at the expense of the requesting party, if desired) to the books and records relating to the Assets in the possession of such party as such other party may reasonably request.

SECTION   5.     CONDITIONS TO OBLIGATION OF PARENT AND PSC TO CLOSE.

         The obligation of PSC and Parent to consummate the transactions to be performed by them in connection with this Agreement is subject to satisfaction of the following conditions precedent (any of which may be waived in writing by PSC or Parent):

         5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties set forth in Article 2 shall be true and correct in all material respects as of the date made and at and as of the Closing, except as a result of changes expressly permitted by this Agreement.

         5.2 COVENANTS. The Shareholders and Seller shall have performed and complied with all of their covenants and agreements in all material respects through the Closing.

         5.3 NO SUIT OR PROCEEDING. No action, suit, or proceeding shall be pending before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction in which an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of PSC to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         5.4     ABSENCE OF MATERIAL ADVERSE CHANGE.

                          (i) There shall have been no change in the condition (financial or otherwise), business, assets, or prospects of Seller or the Business from the Balance Sheet Date which has had or could reasonably be expected to have a Material Adverse Effect on the Seller, the Business, or the Assets.

                          (ii) Neither Seller nor the Assets shall have been, and shall not be seriously threatened to be materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by the United States or any other government or government authority, domestic or foreign, riot, act of war, civil disturbance or Act of God.

         5.5 CERTIFICATE. The Shareholders shall have delivered to PSC a certificate to the effect that each of the conditions specified in Sections 5.1-5.4 is satisfied in all respects.

         5.6 CONSENTS AND APPROVALS. PSC and Parent shall have received all authorizations, consents, and approvals of third parties and of governments and governmental agencies, if any, that may be required for the acquisition of the Assets by PSC, including, without limitation, the consent of the lessors to transfer to PSC the leases listed on Exhibits 2.6 and/or 2.14.

         5.7 COUNSEL OPINION. Parent and PSC shall have received from counsel to the Seller and Shareholders an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and PSC.

         5.8 OTHER AGREEMENTS EXECUTED. (i) Each Shareholder shall have executed and delivered an Employment Agreement with Practice in the form required by the Management Services Agreement, which will in the aggregate among the Shareholders provide for (a) graduated liquidated damages in the event of voluntary termination of such employment by the physician or breach by the physician of certain provisions therein; and (b) procurement by each physician of extended reporting period coverage of existing professional liability insurance (for personal injury or death arising out of any malpractice by such Shareholder physician) in the amounts of not less than $3,000,000 per occurrence and $5,000,000 annual aggregate, (ii) Practice shall have executed and delivered the Management Services Agreement, and (iii) the Shareholders shall have executed and delivered the Registration Rights Agreement in substantially the form of Exhibit 5.8 (the "Registration Rights Agreement").

         5.9 RELEASE OF LIENS. All liens encumbering the Assets other than those listed on Exhibit 5.9, shall be duly released by the secured parties and other lien holders, and UCC-3 release or termination statements and other lien release documents, if any, shall have been recorded or the recording thereof provided for.

         5.10 CLOSING DATE FINANCIAL CERTIFICATE; FINANCIAL REQUIREMENTS. Seller shall have delivered to PSC a closing date financial certificate which shall certify as of the last day of the month prior to the effective date of the Registration Statement an unaudited cash basis balance sheet of Seller and for the period ended as of such date a statement of operations of Seller, along with a detailed accounts receivable aging analysis of Seller as of such date. The net worth of Practice as of the Closing Date (defined as the accrual basis net worth of assets acquired by PSC including the net realizable value of its accounts receivable, less assumed liabilities) shall be greater than zero (0); provided, that if Seller's net worth as of the Closing Date is greater than zero but less than $52,000, the stock portion of the purchase price indicated in Section 1.3(a) hereof shall be reduced by the amount of such shortfall. The net realizable value of Seller's accounts receivable (as determined in accordance with GAAP on a consistent basis with the year end 1996 audited financial statements of Seller) shall be not less than $150,000 as of the Closing Date.

         5.11 CORPORATE DOCUMENTS. Seller shall have furnished PSC with copies of the following documents: the Articles of Incorporation and all amendments thereto of Seller and of Practice, duly certified by the Secretary of State of the State of Alabama, certificates, executed by the proper officials of the State of Alabama, as to the valid existence and good standing of Seller and of Practice in the State of Alabama; resolutions authorizing this Agreement and the transactions provided for herein, duly adopted by the Board of Directors or other governing body of Seller and duly adopted by all the Shareholders, all as duly certified by the Secretary of Seller; and resolutions of the Practice authorizing the execution, delivery and performance of the Management Services Agreement by the Practice, as duly certified by the Secretary of the Practice.

         5.12 INSTRUMENTS OF CONVEYANCE. Simultaneously with the execution of this Agreement and in order to effect the conveyance, transfer and assignment of the Assets and the Business and the assumption of certain liabilities, Seller shall have executed and delivered to PSC all such bills of sale, assignment and assumption agreements and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest in or confirm to PSC Seller's right, title and interest in and to the Assets, free and clear of all obligations, security interests, liens and encumbrances whatsoever, except as specifically assumed by PSC pursuant to
Section 1.3(b).

         5.13 PRACTICE ACQUISITION. The Practice shall have acquired from the Seller the excluded assets referred to in Section 1.2(c) (other than those personally owned items (if any) identified as such on Exhibit 1.2(c)) and (d) (the "Medical Excluded Assets") for the purpose of acquiring and owning such assets, subject to and in accordance with the provisions of a Bill of Sale and Assignment by and from the Seller in form and substance reasonably satisfactory to PSC.

         5.14 INVESTOR LETTER AND FINANCIAL DATA SHEET. Seller and each Shareholder shall have provided to Parent contemporaneously herewith a fully-completed and executed Investor Letter and Financial Data Sheet substantially in the form of Exhibit 5.14.

         5.15 ASSIGNMENT OF LEASES. At the option of PSC, Seller shall obtain consent from lessor and assign to PSC any real property lease utilized by Seller in the Practice and lease to Parent and PSC any real property owned by Seller or the Shareholders and utilized in Seller's practice. All such leases shall be on reasonable terms mutually agreeable to the Parties.

         5.16 LISTING OF SHARES IN NASDAQ. Shares of common stock of Parent shall have been listed for trading on NASDAQ at an initial public offering ("IPO") price of not less than $8.00 per share unless such condition is waived in writing by PSC and Parent.

         5.17 CONTEMPORANEOUS ACQUISITION. Contemporaneously with the Closing, PSC will acquire the assets of AENT and the capital stock of Atlanta ENT Center, Inc., Atlanta-AHP, Inc. and ENT Center of Atlanta, Inc. pursuant to separate agreements with Ramie A. Tritt, M.D. and the shareholders of AENT.

         5.18 AUDIT OPINION. Parent and PSC shall have received an affirmative opinion from Arthur Andersen & Co. that the transaction contemplated herein can be accounted for pursuant to SAB 48 or as a "pooling of interests" transaction.

SECTION 6.       CONDITIONS TO OBLIGATION OF SELLER AND THE SHAREHOLDERS.

         The obligation of Seller and the Shareholders to consummate the transactions to be performed by them in connection with this Agreement is subject to satisfaction of the following conditions (any one of which may be waived in writing by Seller or the Shareholder);

         6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing;

         6.2 COVENANTS. Parent and PSC shall have performed and complied with all of their covenants and agreements in all material respects through the Closing;

         6.3 NO SUIT OR PROCEEDING. No action, suit or proceeding shall be pending before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         6.4 CERTIFICATE. PSC shall have delivered to Seller a certificate to the effect that each of the conditions specified in Sections 6.1-6.3 is satisfied in all respects;

         6.5 GOVERNMENT APPROVALS. Seller, Parent and PSC shall have received all authorizations, consents, and approvals of governments and governmental agencies, if any, that may be required;

         6.6 COUNSEL OPINION. The Seller shall have received from counsel to Parent and PSC an opinion dated as of the Closing Date in form and substance reasonably satisfactory to Seller;

         6.7 OTHER AGREEMENTS EXECUTED. (i) The Practice shall have executed and delivered an Employment Agreement with each Shareholder in the form required by the Management Services Agreement, (ii) PSC shall have executed and delivered the

Management Services Agreement, and (iii) meeting the requirements of Section
5.8 above, Parent shall have executed and delivered the Registration Rights Agreement.

         6.8 PARENT STOCK. Parent or PSC shall have delivered at the closing the Parent Common Stock required as the Acquisition Price under Section 1.3(a).

         6.9 CORPORATE DOCUMENTS. (a) PSC shall have furnished Seller with copies of the following documents: the Certificate of Incorporation and all amendments thereto of PSC, duly certified by the Delaware Secretary of State; certificates, executed by the proper Delaware officials, as to the good standing of PSC in Delaware; and resolutions authorizing this Agreement and the transactions provided for herein, duly adopted by the Board of Directors of PSC and duly certified by the Secretary of PSC.

         (b) Parent shall have furnished Seller with copies of the following documents; the Certificate of Incorporation and all amendments thereto of Parent, duly certified by the Delaware Secretary of State; certificates, executed by the proper Delaware officials, as to the good standing of Parent in Delaware; and resolutions authorizing this Agreement and the transactions provided for herein, duly adopted by the Board of Directors of Parent and duly certified by the Secretary of Parent.

         6.10 ASSUMPTION OF LIABILITIES. PSC shall have assumed the Obligations in accordance with Section 1.3(b) pursuant to an assumption agreement in form and substance reasonably satisfactory to Seller.

         6.11 ABSENCE OF MATERIAL ADVERSE CHANGE. There shall have been no change in the condition (financial or otherwise), business, assets, or prospects of PSC or Parent from the date of this Agreement which has had or could reasonably be expected to have a material adverse effect on PSC or Parent.

         6.12 LISTING OF SHARES. Shares of the common stock of Parent shall have been listed for trading on NASDAQ at an IPO price of not greater than $10.50 per share unless such condition is waived in writing by Seller and Shareholders.

         6.13 CONSULTING AGREEMENT. PSC shall have entered into a consulting agreement with W.J. Cornay, III, M.D. and Marc Routman, M.D. whereby they will assist PSC and Parent in merging with and/or acquiring other otolaryngology practices in Alabama. Such agreement shall provide, through the PSC Health Care Professional's Stock Option Plan, for 10,000 share options of Parent Common Stock for each additional one million dollars ($1,000,000) of Practice revenues achieved through such mergers and acquisitions during the initial term of each physician's employment agreement with Practice.

         6.14 AENT CLOSING. Prior to or contemporaneously with the Closing, PSC shall have acquired substantially all the assets of Atlanta Ear, Nose & Throat Associates, P.C.

SECTION 7.       CERTAIN ADDITIONAL COVENANTS.

         7.1 CONDUCT OF BUSINESS PRIOR TO CLOSING. During the period from and after the date of this Agreement and until the Closing Date:

                          (a)     Seller and the Shareholders will carry on the
Business in substantially the same manner as heretofore carried on and will not make any purchase or sale, incur any indebtedness or liens, or introduce any method of management or operation in respect to such Business or otherwise engage in any transaction except in the ordinary course of business and in the manner not inconsistent with prior practice and the terms of this Agreement, other than with the prior written consent of PSC;

                          (b)     Neither Seller nor the Shareholders will
permit any change to be made in the articles of incorporation or by-laws or, if applicable, shareholder agreement of Seller, other than with the prior written consent of PSC.

                          (c)     Neither Seller nor the Shareholders will
acquire or dispose of any capital assets having an initial cost or current value in excess of $1,000 other than with the prior written consent of PSC;

                          (d)     Neither Seller nor the Shareholders will
increase the compensation payable or to become payable to any of its employees or agents other than (a) with the prior written consent of PSC or (b) cash bonuses by Seller to the Shareholders consistent with the past practice of Seller;

                          (e)     Neither Seller nor the Shareholders will
take, or permit or suffer to be taken, any action which is represented and warranted in Section 2.15 not to have occurred since the Balance Sheet Date other than with the prior written consent of PSC.

         7.2     FUNDING OF ACCRUED EMPLOYEE BENEFITS.  Except as set forth on
Exhibit 7.2, Seller hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely or reserve completely for any accrued benefits, where applicable, or vested accrued benefits for which Seller or any entity might have any liability whatsoever arising from any salary, wage, benefit, bonus, vacation pay, sick leave, insurance, employment tax or similar liability of Seller to any employee or other person or entity (including, without limitation, any Seller Plan and any liability under employment contracts with Seller) allocable to services performed prior to the Closing Date. Seller acknowledges that the purpose and intent of this covenant is to assure that PSC shall have no liability whatsoever at any time in the future with respect to any of Seller's employees or similar persons or entities, including, without limitation, any Seller Plan, except as indicated on Exhibit 7.2.

         7.3 CREDITOR'S CLAIMS. Seller and Shareholders represent, covenant and agree that all of the creditors with respect to the Business will be paid in full by Seller prior to the Closing Date, or within such other period as is normally permitted by such creditors in the ordinary course of business, except to the extent that any liability to such creditors is assumed by PSC pursuant to this Agreement. If required by PSC, Seller and Shareholders shall furnish PSC with proof of payment of all creditors with respect to the Assets. Notwithstanding the foregoing, Seller may dispute the amount or validity of any such creditor's claim without being deemed to be in violation of this Section 7.3, provided that such dispute is in good faith.

         7.4 AFFILIATE AGREEMENTS. Seller will use its reasonable, good faith efforts to cause its directors and its executive officers and "affiliates" (within the meaning of Rule 145 under the Securities Act of 1933, as amended) to execute and deliver to Parent as soon as practicable instructions in the form attached hereto as Exhibit 7.4 relating to the disposition of the shares of Parent issued to the Seller.

         7.5 WAIVER OF BULK TRANSFER COMPLIANCE. Seller, the Shareholders and PSC hereby waive any compliance with the Alabama Bulk Transfers Act.
Seller and the Shareholders jointly and severally represent, covenant and agree that all of the creditors with respect to the Business will be paid in full by the Seller prior to the Closing Date, or within such other period as is normally permitted by such creditors in the ordinary course of business, except to the extent that any liability to such creditors is assumed by PSC pursuant to this Agreement. If required by PSC, the Seller and the Shareholders shall furnish PSC with proof of payment of all creditors with respect to the Business. Notwithstanding the foregoing, the Seller may dispute the amount of validity of any such creditor's claim without being deemed to be in violation of this Section 7.5, provided that such dispute is in good faith and does not unreasonably delay the resolution of the claim.

         7.6 LIQUIDATION OF SELLER. As soon as practical, but in no event later than 12 months following the Closing Date, Seller will dissolve and liquidate in accordance with applicable law.

         7.7 COVENANT NOT TO COMPETE. For a period of five (5) years from and after the Closing Date, each of Seller and each Shareholder agrees that it or he or she will not (i) directly or indirectly, engage in, manage, operate, control, conduct, consult for or be employed in a management capacity by, provide services to or invest in or own any business or venture in competition with the Business or PSC or Parent in the Geographic Territory (as defined below); provided however, that ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed to violate this clause, (ii) within the Geographic Territory, directly or indirectly, solicit or attempt to solicit any customer or client of PSC or Parent or patient of Practice other than in the course of a Shareholder's normal performance of services and duties for Practice as a physician thereof; or (iii) solicit or employ or attempt to solicit or hire away or employ any employee of PSC or Parent or Practice. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the Shareholders and PSC agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The parties agree that the Business currently serves territories each with greater than an fifteen (15) mile radius of Seller's office location. Accordingly, as used herein, the term "Geographic Territory" shall mean each area within an fifteen (15) mile radius of each of the office locations of Seller and Practice. The parties agree that the restraints set forth above in this Section 7.7 are reasonable in respect to subject matter, length of time and geographic area. Each of Seller and the Shareholders agrees that the restrictions on their activities contained in this Section are reasonable and necessary to protect the goodwill and relationships, economic advantage and other legitimate interests of PSC and Parent, and that, were it, he or she to breach any of the covenants contained in this Section 7.7, PSC would be harmed and the damage to PSC would be irreparable. Accordingly, Seller and the Shareholders acknowledge and agree that, as PSC's legal remedies may be inadequate in the event of a breach of the covenants in this Section 7.7, in addition to damages and other remedies available to PSC, such covenants may be enforced by injunction or other equitable remedies.

         7.8     CONFIDENTIALITY.

                          (a)     Seller and the Shareholders shall, and shall
use their reasonable efforts to cause their respective employees, agents and representatives to, for a period of five (5) years after the Closing, hold in confidence all financial information about Seller, the Business and the Assets, except such disclosure as may be required by law or governmental order or regulation, or by subpoena or other legal process (provided PSC will be provided advance notice of such disclosure in order to afford it the opportunity to seek an appropriate protective order).

                          (b)     Seller and the Shareholders further agree to,
and shall use their reasonable efforts to cause their respective employees, agents and representatives who are not hired by PSC at Closing, to keep confidential for a period of five (5) years after the Closing, any and all information relating to services, products, marketing information, sources of supply, pricing and patients of Seller on the date hereof or developed by or for Seller, except such disclosure as may be required by law or governmental order or regulation, or by subpoena or other legal process (provided PSC will be provided advance notice of such disclosure in order to seek an appropriate protective order).

                          (c)     The restrictions in this Section 7.8 shall
not apply to any information that comes into the public domain through no fault of Seller or the Shareholders.

         7.9 POOLING AND TAX-FREE COMBINATION TREATMENT. Neither Parent, Seller or Shareholders shall intentionally take or cause to be taken any action, which would disqualify the combination as a "pooling of interests" under generally accepted accounting principles and applicable SEC requirements or as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code. Each Shareholder represents and warrants to Parent that he has no present intention or plan or design to dispose of the shares of Parent Common Stock that he will receive pursuant to the liquidation of Seller. Further, each of the Shareholders hereby covenants and agrees with Parent that he will not sell, convey or otherwise transfer any shares of Parent Common Stock distributed to such Shareholder pursuant to the liquidation of Seller until the expiration of not less than one (1) month following the release by Parent of consolidated financial statements of Parent to the public that reflect at least one (1) month of joint operations of Parent and Seller's business. Each Party hereto agrees to take such further action or action and to execute such other documents, agreements, certificates or instruments as may be necessary or desirable to maintain pooling of interests accounting treatment of the transactions contemplated by this Agreement in accordance with all applicable financial accounting standards.

SECTION 8.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATION.

         8.1 NATURE AND SURVIVAL. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of Seller and Shareholders, jointly and severally, or of PSC and Parent, jointly and severally, as the case may be. All such representations and warranties, all representations and warranties expressly labeled as such in this Agreement and the obligations of the parties to indemnify any other party pursuant to
Section 8.2 or 8.3(a), shall survive the date of this Agreement and the Closing Date (i) with respect to the representations and warranties in Sections 2.1 through 2.4 and Sections 2.23 through 2.26, for the period of the applicable statute of limitations, and (ii) with respect to all other representations and warranties until the earlier of (A) a period of one (1) year following the Closing Date or (B) the date of issuance of the first audited consolidated financial statements for Parent and its subsidiaries which contain combined operations of Parent and the Business. Each party covenants with the other parties not to make any claim with respect to such representations or warranties against any party after the date on which such survival period shall terminate. No party shall be entitled to bring suit against any other party pursuant to Section 8.2 or 8.3(a) hereof, unless such party has timely given the notice required in Section 8.4 hereof. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notice required by Section 8.4 is not timely provided.

         8.2 INDEMNIFICATION BY PSC AND PARENT. PSC and Parent jointly and severally (for purposes of this Section 8.2 and, to the extent applicable, Section 8.4, "Indemnitor"), shall indemnify and hold Seller and Shareholders, and their respective agents, employees, legal representatives, successors and assigns (each of the foregoing, including Seller and Shareholders, for purposes of this Section 8.2 and, to the extent applicable, Section 8.4, an "Indemnified Person"), harmless from and against any and all liabilities, losses, claims, damages, actions, suits, costs, deficiencies and expenses (including, but not limited to, reasonable fees and disbursements of counsel through appeal) arising from or by reason of or resulting from any breach by Indemnitor of any representation, warranty, agreement or covenant made by Indemnitor contained in this Agreement (including the Exhibits hereto) and each document, certificate or other instrument furnished or to be furnished by Indemnitor hereunder, excluding, however, any and all liabilities of Seller or the Shareholders which are not expressly assumed by PSC under this Agreement.

         8.3 INDEMNIFICATION BY SELLER AND SHAREHOLDERS. (a) Seller and Shareholders (for purposes of this Section 8.3(a) and, to the extent applicable, Section 8.3(b) and Section 8.4, "Indemnitor"), shall jointly and severally indemnify and hold PSC and Parent and their respective officers, directors, shareholders, affiliates, agents, employees, legal representatives, successors and assigns (each of the foregoing, including PSC and Parent, for purposes of this Section 8.3(a) and, to the extent applicable, Sections 8.3(b) and Section 8.4, an "Indemnified Person") harmless from and against any and all liabilities, losses, claims, damages, actions, suits, costs, deficiencies and expenses (including, but not limited to, reasonable fees and disbursements of counsel through appeal), in an aggregate amount not to exceed the Acquisition Price arising from or by reason of or resulting from any breach by Indemnitor (or any of them) of any representation or warranty contained in this Agreement (including the Exhibits hereto) and each document, certificate or other instrument furnished or to be furnished by Indemnitor hereunder, and with respect to all times prior to the Closing Date, arising from or by reason of or resulting from the Indemnitor's management and conduct of the ownership or operation of the Business or the Assets and from any alleged act of negligence or malpractice of Indemnitor or its employees, agents and independent contractors in or about the Business or the Assets.

                 (b) The Seller and the Shareholders jointly and severally agree to indemnify and hold harmless each Indemnified Person from and against any and all liabilities, losses, claims, damages, actions, suits, costs, deficiencies and expenses, including, but not limited to, reasonable fees and disbursements of counsel through appeal, resulting from, arising out of, relating to or caused by any breach of any covenant or agreement of the Seller or a Shareholder contained in this Agreement.

         8.4 INDEMNIFICATION PROCEDURE. Within 60 days after Indemnified Person receives written notice of the commencement of any action or other proceeding, or otherwise becomes aware of any claim or other circumstance, in respect of which indemnification or reimbursement may be sought under Section
8.2 or Section 8.3(a), such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person,
(a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

         8.5 LIMITATIONS UPON OBLIGATIONS. Anything in this Section 8 to the contrary notwithstanding, it is expressly acknowledged and agreed that no payment shall be made hereunder by PSC or Parent (individually and collectively a "Parent Party") to Seller or Shareholders (individually and collectively a "Selling Party") or, by a Selling Party to a Parent Party, on claims for indemnification under Sections 8.2 or 8.3(a) until the aggregate of all such claims of a Parent Party against a Selling Party under Section 8.3(a), or by a Selling Party against a Parent Party under Section 8.2, shall exceed $10,000.00, in which event the Party holding such claim shall be entitled to indemnification with respect to all such claims in the aggregate. In the event that such claims do not aggregate in excess of $10,000.00, then neither the Parent Parties nor the Selling Parties shall have any claim for indemnification against the other under Section 8.2 or Section 8.3(a).

SECTION 9.       TERMINATION.

         9.1 RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing Date:

                 (a) by the mutual written consent of Parent, PSC and Seller;

                 (b) by either PSC, Parent or Seller upon prior written notice to the other party

                          (i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

                          (ii) if the Closing shall not have occurred on or before March 31, 1997 or such later date as the parties may agree to; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                 (c) by PSC or Parent, upon prior written notice to Seller and the Shareholders, if any of the conditions specified in Section 5 have not been met or waived prior to the Closing Date (or any extension thereof pursuant to Section 9.1(b)(ii) above); or

                 (d) by Seller and the Shareholders, upon prior written notice to PSC, if any of the conditions specified in Section 6 shall not have been met or waived prior to the Closing Date (or any extension thereof pursuant to Section 9.1(b)(ii) above).

         9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Section 9, this Agreement shall forthwith become null and void and there shall be no liability on the part of any of the parties hereto or their respective officers or directors with respect to this Agreement, except for Section 1.7 which shall remain in full force and effect after any such termination of this Agreement, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination thereof.

SECTION 10.      MISCELLANEOUS.

         10.1 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile and overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to PSC:

                 PSC MANAGEMENT CORP.
                 5555 Peachtree-Dunwoody Road
                 Suite 235
                 Atlanta, Georgia 30342
                 Attention: Chief Executive Officer
                 Facsimile: (404) 250-0162

         If to Parent:

                 PHYSICIANS SPECIALTY CORP.
                 5555 Peachtree-Dunwoody Road
                 Suite 235
                 Atlanta, Georgia 30342
                 Attention: Chief Executive Officer
                 Facsimile: (404) 250-0162

         with a copy of each notice directed to PSC or Parent to:

                 Richard H. Brody
                 Troutman Sanders LLP
                 5200 NationsBank Plaza
                 600 Peachtree Street, N.E.
                 Atlanta, GA 30308-2216
                 Facsimile: (404) 885-3900

         If to Seller or Shareholders:

                 W.J. Cornay, III, M.D.
                 Marc Routman, M.D.
                 c/o Gene Price
                 Burr & Foreman
                 Post Office Box 830719
                 Birmingham, Alabama 35283-0719
                 Facsimile: (205) 458-5100


All such communications shall be deemed to have been delivered on the date of delivery or on the next business day following the deposit of such communications with the overnight courier.

         10.2 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement. Seller and Shareholders will execute and deliver from time to time thereafter, at the request of PSC, all such further instruments of conveyance, assignment and further assurance as may reasonably be required in order to vest in and confirm to PSC all of Seller's right, title and interest in and to the Assets.

         10.3 PUBLIC DISCLOSURES. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby (other than Parent's disclosures in the Registration Statement) without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

         10.4 GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Georgia, applied without giving effect to any conflict-of-laws principles.

         10.5 "INCLUDING". The word "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to" or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall with the broadest possible scope of the general statement, term or matter.

         10.6 "KNOWLEDGE". "To the knowledge," "to the best knowledge, information and belief' or any similar phrase, shall be deemed to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided. Unless otherwise expressly provided herein, Seller shall be deemed to have knowledge of any facts known to any Shareholder.

         10.7 "MATERIAL". An individual claim, obligation or liability shall be deemed to be "material" if the amount thereof exceeds $5,000.00 or involves the violation of any federal, state or local statute, rule or regulation. A contract or lease shall be deemed to be material if it requires a single payment in excess of $5,000.00 or payment for any future 12-month period in excess of $5,000.00, except that no contract for the acquisition of inventory items or consumable supplies shall be deemed material unless such contract cannot be terminated without cause by Seller on not more than 30 days notice, or has, as of the Closing Date, an amount payable with respect thereto of more than $5,000.00.

         10.8 "MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT". "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the parties to this Agreement, any change, effect, event or occurrence that has, or is reasonably likely to have individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "Material Adverse Change" and "Material Adverse Effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles, (ii) changes in applicable law, and (iii) any changes resulting from any restructuring or other similar charges or write-offs taken by Seller with the consent of PSC.

         10.9 "HAZARDOUS MATERIALS". The term "Hazardous Materials" means any material which is or may potentially be hazardous to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

         10.10 "ENVIRONMENTAL LAWS". The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or medical waste or relating to the protection of the environment or the disposal of medical waste.

         10.11 APPOINTMENT OF ATTORNEY-IN-FACT. Effective at the Closing, Seller hereby constitutes and appoints PSC, and its successors and assigns, the true and lawful attorneys for Seller, with full power of substitution, in the name of Seller, but on behalf of and for the benefit of and at the expense of PSC, to institute and prosecute, in the name of Seller or otherwise, all proceedings which PSC may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to defend and compromise any and all actions, suits or proceedings in respect of any such Assets, and to do all such acts and things in relation thereto as PSC shall deem advisable, subject to applicable laws and regulations. Seller agrees that the foregoing powers shall be coupled with an interest and shall be irrevocable by Seller or by its dissolution or in any manner or for any reason. PSC shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums payable in respect thereof, and Seller shall pay to PSC, when received, any amounts which shall be received by Seller in respect of any Assets.
         10.12 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         10.13 INTEGRATION OF EXHIBITS. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced; provided, however, that any liabilities or obligations to be assumed by PSC shall be set forth on
Exhibit 1.3(b), and the inclusion of any liabilities or obligations in any other Exhibits shall not be deemed or construed to incorporate such liabilities or obligations into Exhibit 1.3(b).

         10.14 ENTIRE AGREEMENT. This instrument, including all Exhibits attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

         10.15 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

         10.16 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

         10.17 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by PSC and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

         10.18 COSTS OF ENFORCEMENT. In the event that PSC or Parent on the one hand, or Seller or Shareholders, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable out of pocket costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit.
The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         10.19 TRANSFER OF ASSETS; ASSIGNMENT. The parties also hereby agree that this Agreement shall not be assigned or transferred by either party without the prior written consent of the other; provided, however, that this Agreement may be assigned, in whole or in part, by PSC or Parent, in its sole discretion, to any parent, subsidiary or affiliate of PSC or Parent or to any party acquiring all or substantially all PSC's or Parent's assets. Any such assignment shall not affect Parent's obligations hereunder or under any documents executed by Parent pursuant to this Agreement.

         10.20 SEVERABILITY. In the event any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction in the premises, the same shall be severable and this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect without such stricken provision.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        "PSC"

                                        PSC MANAGEMENT CORP.


                                        By /s/ Gerald R. Benjamin
                                        Title: Secretary and Vice Chairman


                                        "PARENT"

                                        PHYSICIANS' SPECIALTY CORP.


                                        By /s/ Gerald R. Benjamin
                                        Title: Secretary and Vice Chairman


                                        "SELLER"


                                        W.J. CORNAY, III, M.D., P.C.

                                        By /s/ W.J. Cornay, III, M.D.
                                        Title: President


                                        "SHAREHOLDERS"


                                        /s/ W.J. Cornay, III, M.D.
                                        W.J. Cornay, III, M.D.


                                        /s/ Marc Routman, M.D.
                                        Marc Routman, M.D.